UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2009

Sunstone Hotel Investors, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32319	20-1296886
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

903 Calle Amanecer, Suite 100 San Clemente, California	92673
(Address of Principal Executive Office)	(Zip Code)

(949) 369-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On May 8, 2009, Sunstone Hotel Investors, Inc. (the “Company”) entered into a separation agreement with Christopher M. Lal, Senior Vice President, General Counsel and Secretary. The Company previously announced that it had terminated Mr. Lal’s employment effective May 15, 2009 in connection with a reduction of approximately 40% of its workforce.

Pursuant to the separation agreement, the Company has agreed to pay Mr. Lal a lump sum payment of $142,692 and to cause Mr. Lal’s unvested restricted stock awards to vest on or prior to May 15, 2009. The Company has also agreed to provide one month of out-placement services and to pay Mr. Lal’s COBRA premiums until the earlier of March 1, 2010 and such time as Mr. Lal is eligible to receive medical coverage with a new employer. The separation agreement contains a general release and confidentiality covenants on the part of Mr. Lal. Mr. Lal has previously entered into an indemnification agreement with the Company. The arrangements made with Mr. Lal in connection with his termination are substantially similar to those made with all employees terminated pursuant to the workforce reduction.

The description of the severance agreement is qualified in its entirety by the full text of the severance agreement, a copy of which is filed as Exhibit 10.1 hereto and which is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit	Description
10.1	Severance Agreement, dated as of May 8, 2009, by and between Sunstone Hotel Investors, Inc. and Christopher M. Lal.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunstone Hotel Investors, Inc.

Date: May 14, 2009	By:	/s/ Kenneth E. Cruse
Kenneth E. Cruse
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Severance Agreement, dated as of May 8, 2009, by and between Sunstone Hotel Investors, Inc. and Christopher M. Lal.